Exhibit 3.1

AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SPRINGWATER SPECIAL SITUATIONS CORP.

Pursuant to Section 242 of the Delaware General Corporation Law

The undersigned Chief Executive Officer of SPRINGWATER SPECIAL SITUATIONS CORP. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The directors of the Corporation declared the advisability of and adopted a resolution by written consent authorizing the Corporation to amend the Amended and Restated Certificate of Incorporation to change the Corporation’s name.

2.	In accordance with Section 242 of the Delaware General Corporation Law, no meeting or vote of stockholders is required to adopt an amendment to a company’s certificate of incorporation that effects only a change of corporate name when the corporation’s board of directors declares the advisability of, and adopts a resolution setting forth, such an amendment.

3.	Article FIRST is hereby deleted and replaced in its entirety as follows:

FIRST: The name of the corporation is Clean Energy Special Situations Corp. (hereinafter sometimes referred to as the “Corporation”).

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IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Amended and Restated Certificate of Incorporation this 2nd day of August, 2023.

SPRINGWATER SPECIAL SITUATIONS CORP.

By:	/s/ Raghunath Kilambi
Raghunath Kilambi
Chief Executive Officer